                                                                         DFAN14A
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                (PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934)

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|_|   Preliminary Proxy Statement
|_|   Confidential, For Use of the Commission Only
      (as permitted by Rule 14a-6(e)-2)
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12

                                  CENVEO, INC.
 ------------------------------------------------------------------------------
                  (Name of Registrant Specified in Its Charter)
                         BURTON CAPITAL MANAGEMENT, LLC
                                  GOODWOOD INC.
                              1354037 ONTARIO INC.
 ------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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                     [Davis Graham & Stubbs LLP letterhead]

                                 August 23, 2005

BY TELECOPIER AT (301) 556-0491

Mr. Muir Paterson and Mr. Christopher Young
Directors, Co-Heads of M&A Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Gentlemen:

      We are Colorado counsel for Burton Capital Management LLC ("Burton") in connection with the proxy contest being conducted by Burton and Goodwood Inc.
("Goodwood") for control of the board of directors of Cenveo, Inc. ("Cenveo").

      As you know, Burton and Goodwood have asked Cenveo to approve the election of their nominees for purposes of certain change of control provisions under
Cenveo's debt instruments and severance arrangements. We are writing this letter to explain how, in our view, the approval Burton and Goodwood have requested is consistent with Colorado law and to eliminate any possible misunderstanding or claim by Cenveo that the board would violate its fiduciary duties if it gives that approval.

      We are unaware of any established principle recognized by Colorado law that would support a claim that the board would violate its fiduciary duties if it gives the approval that Burton and Goodwood have requested. In fact, general principles of Colorado corporate law would suggest not only that the board is not prohibited from approving the Burton and Goodwood nominees, but it may in fact be REQUIRED to grant that approval.

      Under the Colorado Business Corporation Act, in order to fulfill their fiduciary duties, directors of a corporation must discharge their duties "(a)
[i]n good faith; (b) [w]ith the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) [i]n a manner the director or officer reasonably believes to be in the best interests of the corporation." C.R.S. 7-108-401(1). A director's fiduciary duties are owed exclusively to shareholders. SEE IN RE STAT-TECH Int'l, 47 F.3d 1054, 1058 (10th
Cir. 1995) ("Under Colorado law, corporate directors, in the exercise of their responsibilities, owe a fiduciary duty to shareholders.").(1)

-----------------
(1) There are circumstances where a board of directors may have fiduciary duties to creditors. SEE NEW CRAWFORD VALLEY, LTD. V. BENEDICT, 877 P.2d 1363, 1369
    (Colo. App. 1993) ("If a corporation is insolvent, its directors are deemed to be trustees for it and for its creditors."); SEE ALSO 31 FLETCHER
    CYCLOPEDIA OF PRIVATE CORP. 1035.60 ("As a general rule, corporate officers and directors owe corporate creditors no extracontractual duties, absent special circumstances such as corporate insolvency, fraud, or violation of a statute."). However, we are unaware of any allegation that such circumstances exist here. Based on recent pronouncements by Cenveo, for example, we understand that there is no doubt regarding Cenveo's current solvency (E.G., Cenveo's most recent 10-Q included the following statement:
    "We expect internally generated cash flow and the financing available under our senior secured credit facility will be sufficient to fund our working capital needs and long-term growth"). Accordingly, it would be implausible to suggest that approval of the Burton and Goodwood nominees by the incumbent board would violate any fiduciary duties owed to Cenveo's creditors.

      We also believe that, far from being harmed by the approval that Burton and Goodwood have requested, Cenveo's shareholders would benefit in two important ways. First, in the event that Burton and Goodwood prevail in their proxy contest, Cenveo would be spared the potential expense associated with triggering the change of control provisions of the relevant debt agreements (and would be spared the obligation to make severance payments in accordance with the terms of the severance arrangements with its executives). Second, the requested approval would give shareholders a chance to select a board of their choosing to run Cenveo by providing a "level playing field," free of unnecessary distractions that are not directly related to the competing slates of directors to be presented at the special meeting of shareholders. Given these benefits, we think it likely that the directors' fiduciary duties to act with "candor, unselfishness, and good faith" will REQUIRE them to grant the approval Burton and Goodwood have requested.

      We hope that this letter will help you in connection with your consideration of the proxy contest. Please call John Elofson at (303) 892-7335 with any questions.

                                         Very truly yours,

                                         /s/ Davis Graham & Stubbs LLP
                                         Davis Graham & Stubbs LLP

cc:   Burton Capital Management, LLC
      Goodwood Inc.
      Hughes Hubbard & Reed LLP

IMPORTANT INFORMATION

This letter is not a proxy statement. On August 9, 2005, BCM and Goodwood filed a definitive proxy statement with the Securities and Exchange Commission relating to their solicitation of proxies from the shareholders of Cenveo with respect to a special meeting of Cenveo's shareholders called to, among other things, replace Cenveo's current board of directors. BCM AND GOODWOOD ADVISE
SECURITYHOLDERS TO READ THEIR PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT
INFORMATION.

The proxy statement of BCM and Goodwood and other relevant documents are available for free at www.sec.gov. You may also obtain a free copy of BCM and
Goodwood's definitive proxy statement by contacting D.F. King & Co., Inc. at
(800) 967-7921 (toll-free).